UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/15/2007

TRIMERIS INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-23155

DE	561808663
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3500 Paramount Parkway, Morrisville, NC 27560
(Address of principal executive offices, including zip code)

(919) 419-6050
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 15, 2007, Trimeris, Inc. (the "Company") appointed Larry Hill, Jr., 56, as its Acting President and Chief Operating Officer.

Mr. Hill has been retained by the Company through an engagement of Mr. Hill's management advisory firm, Hickey & Hill, Inc. ("Hickey & Hill"). This engagement provides that Hickey & Hill will charge the Company at a rate of $450 per hour for service performed by Mr. Hill as the Company's Acting President and Chief Operating Officer. The arrangement does not provide for Mr. Hill to receive any additional compensation from the Company.

Mr. Hill is President and a founding principal of Hickey & Hill, which was founded in 1984. Mr. Hill has significant management experience working with companies that have engaged Hickey & Hill to provide advisory services. In 2006, Mr. Hill served as Chief Executive Officer of Border Foods, Inc. Prior to that, during the period from 2003 to 2005, Mr. Hill was CEO of Deltagen, Inc., a leading provider of drug discovery tools and services to the biopharmaceutical industry. In the past five years, Mr. Hill has also personally been involved in management advisory assignments with iLogistix, Centerpoint Broadband Technologies and Signature Fruit LLC, where he served as interim CEO.

Mr. Hill is a graduate of Stanford University where he received a B.S. in Electrical Engineering and a M.S. in Industrial Engineering.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMERIS INC

Date: March 16, 2007	By:	/s/ Robert R. Bonczek
Robert R. Bonczek
CFO and General Counsel